Agreement and Plan of Share Exchange between
Corning Natural Gas Corporation
and
Corning Natural Gas Holding Corporation

This Agreement and Plan of Share Exchange ("Agreement") is made this 12th day of September, 2013, between Corning Natural Gas Holding Corporation ("Holding Corp.") and Corning Natural Gas Corporation ("Corning Gas").

WHEREAS, Corning Gas is a regulated New York gas corporation, originally incorporated on August 30, 1904 under the name "Crystal City Gas Company."

WHEREAS, Holding Corp. is a newly formed New York corporation and wholly owned subsidiary of Corning Gas.

WHEREAS, Corning Gas desires to establish a holding company structure through a binding share exchange pursuant to Section 913 of the New York Business Corporation Law ("BCL"), with Holding Corp. as "acquiring corporation" and Corning Gas as "subject corporation, pursuant to which the current holders of Corning Gas will exchange their shares of common stock for shares of Holding Corp. and Corning Gas will become a wholly-owned subsidiary of Holding Corp.

NOW, THEREFORE, Corning Gas and Holding Corp. agree as follows:

    Definitions; Interpretation.

(a) Definitions.
          "BCL" has the meaning set forth in the recitals to this Agreement.
          "Business Day" means a day other than a Saturday, Sunday or day on which banks in the State of New York are authorized, or required by law or executive order, to be closed.
          "Certificate of Exchange" means the Certificate of Exchange of Shares of Corning Natural Gas Corporation, subject corporation, for shares of Corning Natural Gas Holding Corporation, acquiring corporation, under Section 913 of the Business Corporation Law to be filed with the New York Department of State to effect the exchange of shares.
          "Closing" means the consummation of the Share Exchange in accordance with this Agreement.
          "Corning Gas" has the meaning set forth in the preamble to this Agreement.
          "Corning Gas Common Stock" means the common stock, par value $5.00 per share, of Corning Gas.
          "Corning Gas Shareholders" means the holders of the outstanding shares of Corning Gas Common Stock.
          "Dividend Reinvestment Plan" means the dividend reinvestment plan of Corning Gas pursuant to which holders of Corning Gas Common Stock may reinvest any dividends or other distributions, adopted by Corning Gas in May 2009.
          "Effective Date" means the date on which the SEC declares the Form S-4 effective.
          "Effective Time" has the meaning set forth in Section 2(a).
          "Form S-4" means the Form S-4 Registration Statement of Holding Corp. and Schedule 14A of Corning Gas with respect to the registration of the Holding Corp. Common Stock and the Special Meeting filed with the SEC.
          "Governmental Authorities" means all governmental regulatory bodies, boards or agencies or other entities with authority over the parties and/or the Share Exchange.
          "Holding Corp." has the meaning set forth in the preamble to this Agreement.
          "Holding Corp. Common Stock" means the common stock, par value $0.01 per share, of Holding Corp.
          "Limited Dissenting Shares Condition" has the meaning set forth in Section 5(b).
          "NYPSC" means the New York Public Service Commission.
          "Original Option" has the meaning set forth in Section 2(c).
          "Other Governmental Approvals" has the meaning set forth in Section4(a)(ii).
          "PSC Approval" has the meaning set forth in Section 4(a)(ii).
          "Proxy Statement/Prospectus" means the combined proxy statement of Corning Gas and prospectus with respect to the Holding Corp. Common Stock in the form first filed with the SEC after the Effective Date, as amended or supplemented form time to time prior to the Closing Date.
          "SEC" means the U.S. Securities and Exchange Commission.
          "Settlement Agreement" means the Joint Proposal regarding Corporate Restructuring, Standards Governing Affiliate Relations, Acquisition of Stock and Use of Revenues received from the Rendition of Public Service, dated as of the 15th day of March 2013, of the Staff of the New York Department of Public Service and Corning Gas, in Case 12-G-0141 and Case 11-G-0417.
          "Share Exchange" means the exchange of Corning Gas Common Stock for Holding Corp. Common Stock as provided in this Agreement and the Certificate of Exchange to be effective at the Effective Time.
          "Shareholder Approval" means approval of this Agreement and the Share Exchange by the holders of at least 66 2/3rd of the outstanding Corning Gas Common Stock at the Special Meeting.
          "Special Meeting" means the special meeting of Corning Gas Shareholders to be held as provided in the Proxy Statement/Prospectus and any adjournment thereof.
          "Stock Plan" means the Amended and Restated 2007 Corning Natural Gas Corporation Stock Plan, as amended from time to time.
          "Substitute Option" has the meaning set forth in Section 2(c).

(b) Interpretation. In this Agreement, except where otherwise specified:

(i) The terms "this Agreement", "hereof", "herein", and similar expressions refer to this Agreement taken as a whole and not to any particular section, paragraph or clause, and references to a specific Section, subsection or clause refers to a Section, subsection or clause of this Agreement.

(ii) Terms defined in the singular has a comparable meaning when used in the plural and vice versa.

(iii) Whenever the terms "includes", "including" or "includes" are used they are deemed to be inclusive as if they were following by the words "without limitation".
    Share Exchange.

    (a) Exchange of Shares. On the terms and subject to the satisfaction of the conditions set forth in this Agreement, on the Closing Date, upon the filing of the Certificate of Exchange or on such date and time subsequent thereto, not to exceed thirty days, as shall be set forth in the Certificate of Exchange (the "Effective Time"), all of the outstanding shares of Corning Gas Common Stock shall be converted without further action into shares of Holding Corp. Common Stock and all outstanding certificates representing the shares of Corning Gas Common Stock prior to the Effective Time shall automatically and without further action represent shares of Holding Corp. Common Stock. All shares of the Holding Corp. Common Stock issued in the Share Exchange shall be fully paid and non-assessable.

    (b) Holding Corp. Formation. Holding Corp. shall acquire and become the owner and holder of each issued and outstanding share of Corning Gas Common Stock.

    (c) Conversion of Options. Each unexpired and unexercised option to purchase shares of Corning Gas Common Stock under the Stock Plan of Corning Gas, whether vested or unvested (an "Original Option") will be deemed converted into an option (a "Substitute Option") to purchase a number of shares of Holding Corp. Common Stock equal to the number of shares of Corning Gas Common Stock that could have been purchased immediately prior to the Effective Time (assuming full vesting) under the Original Option. In accordance with Section424(a) of the Internal Revenue Code of 1986, as amended, each Substitute Option shall provide the option holder with rights and benefits that are no less and no more favorable to the holder than under the Original Option. The Option Plan shall be assumed without further action by Holding Corp. and thereafter apply solely to shares of Holding Corp. Common Stock.

    (d) Dividend Reinvestment Plan. Each share of Corning Gas Common Stock held or available for issuance under Dividend Reinvestment Plan shall be deemed exchanged for a like number of shares (including any fractional and uncertificated shares) of Holding Corp. Common Stock.

    (e) Cancelation of Holding Corp. Initial Shares. Each share of Holding Corp. Common Stock outstanding prior to the Effective Time shall be deemed canceled and restored to the status of authorized but unissued shares.

    (f) Dissenters' Rights. The former holders of shares of Corning Gas Common Stock who do not vote to adopt this Agreement and the Share Exchange, and strictly comply with the provisions of Sections 623 and 910 of the BCL, shall be entitled only to receive the fair value for their shares of Corning Gas Common Stock in exchange therefor as provided in this Agreement and the Share Exchange.

    (g) Assumption of Plans. Corning Gas assigns and the Holding Corp. assumes and succeeds to, effective as of the Effective Time, the Stock Plan and the Stock Plans of Corning Gas.

    (h) Amendment of Plans. The Stock Plan and the Dividend Reinvestment Plan are hereby amended, effective as of the Effective Time, to provide for the issuance of shares or options or other rights to acquire shares of Holding Corp. Common Stock instead of shares of Corning Gas Common Stock.

    Representations and Warranties.

    (a) Representations and Warranties of Holding Corp.

    (i) Holding Corp. is duly organized and validly existing under the laws of the State of New York and has the power and authority to enter into this Agreement and consummate the transactions contemplated hereby.

    (ii) The authorized capital stock of Holding Corp. consists of 3,500,000 shares of common stock, par value $0.01 per share, and 500,000 shares of preferred stock, par value $0.01 per share. On the date of this Agreement, there are 100 shares of Holding Corp. Common Stock outstanding all of which are issued to Corning Gas.

    (iii) This Agreement has been duly authorized, executed and delivered by Holding Corp. Subject to the SEC declaring the Form S-4 effective and satisfaction of the other conditions precedent set forth in Section 5, Holding Corp. has full power and authority to consummate the transactions contemplated by this Agreement.

    (b) Representations and Warranties of Corning Gas.

    (i) Corning Gas is duly organized and validly existing under the laws of the State of New York and has the power and authority to: own its properties, conduct its business, and enter into this Agreement and consummate the transactions contemplated hereby.

    (ii) The authorized capital stock of Corning Gas consists of 3,500,000 shares of common stock, par value $5.00 per share, and 500,000 shares of preferred stock, par value $5.00 per share. On the date of this Agreement, there are 2,254,954 shares of Corning Gas Common Stock outstanding, 32,000 shares subject to outstanding options issued under the Stock Plan and another 179,585 available for issuance under the Stock Plan, and 126,679 available for issuance under the Dividend Reinvestment Plan.

    (iii) This Agreement has been duly authorized, executed and delivered by Corning Gas. Subject to Shareholder Approval at the Special Meeting or any adjournment thereof, approval of the Settlement Agreement by the NYPSC, the SEC declaring the Form S-4 effective, and satisfaction of the other conditions precedent set forth in Section 5, Corning Gas has full power and authority to consummate the transactions contemplated by this Agreement.

    Covenants.

    (a) Covenants of Corning Gas. Prior to the Effective Time, Corning Gas shall take the following actions:

    (i) Use reasonable business efforts, in cooperation with Holding Corp., to cause the Form S-4 to be declared Effective as soon as practicable and promptly thereafter submit this Agreement and the Share Exchange for adoption by the holders of the Corning Gas Common Stock in accordance with Section913(c) of the BCL;

    (ii) Use reasonable business efforts to obtain the approval of the Settlement Agreement by the NYPSC ("PSC Approval"), and to give notice to or seek approval of all other governmental agencies or authorities which may be required prior to consummation of the Share Exchange ("Other Governmental Approvals").

    (b) Holding Corp. Covenants. Prior to the Effective Time, Holding Corp. shall take the following actions: Use reasonable business efforts, in cooperation with Corning Gas, to cause the Form S-4 to be declared Effective as soon as practicable.

    Conditions to the Consummation of the Share Exchange.

    The effectiveness of the Share Exchange shall be subject to the satisfaction of the following conditions, provided, however, that the boards of directors of Corning Gas and Holding Corp. may, in their sole discretion, waive satisfaction of any such condition other than PSC Approval:

    (a) Adoption of Agreement. This Agreement and the Share Exchange shall have been adopted by the holders of Corning Gas Common Stock in accordance with Section913(c) of the BCL.

    (b) Limited Dissenting Shares. Holders of fewer than 5% of the outstanding shares of Corning Gas Common Stock shall have perfected their dissenters' rights to obtain the "fair value" of their shares of Corning Gas Common Stock in accordance with Sections 913(c) and 623 of the BCL (the "Limited Dissenting Shares Condition").

    (c) Required Approvals. All required approvals of the Settlement Agreement and such other necessary orders, authorizations, approvals or waivers from the NYPSC and all other applicable Governmental Authorities shall have been received, remain in full force and effect, and shall not include, in the sole judgment of the Board of Directors of Corning Gas, conditions or limitations reasonably adverse to Corning Gas and its subsidiaries taken as a whole.

    (d) No Abandonment. The boards of directors of Corning Gas and Holding Corp. shall not have taken any action to abandon the Share Exchange.

    (e) Certificate of Exchange. The Certificate of Exchange shall have been filed with the New York Department of State pursuant to Section913(d) of the BCL.

    Exchange of Certificates Not Required. It shall not be necessary for holders of Corning Gas Common Stock to physically exchange their existing stock certificates for certificates of Holding Corp. Common Stock. The certificates which represent shares of Corning Gas Common Stock outstanding immediately prior to the Effective Time shall automatically represent an equal number of shares of Holding Corp. Common Stock immediately after the Effective Time and will no longer represent Corning Gas Common Stock. Thereafter, new certificates bearing the name of the Holding Corp. shall be issued if and as certificates representing shares of Corning Gas Common Stock outstanding immediately prior to the Effective Time are presented for exchange or transfer.
    Abandonment of Exchange. Notwithstanding satisfaction of the other conditions specified in Section8 of this Agreement and Share Exchange may be amended or terminated, and the Exchange abandoned, any time prior to the filing of the Certificate of Exchange with the New York Department of State. No amendment may be adopted, however, that materially and adversely affects the rights of the shareholders of Corning Gas, taken as a whole, as determined in the sole judgment of the Board of Directors of Corning Gas.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement and Plan of Exchange has been entered into on September 12, 2013.

Corning Natural Gas Corporation

By:/s/ Michael I. German

Michael I. German

President and Chief Executive Officer

Corning Natural Gas Holding Corporation

By: /s/ Michael I. German

Michael I German

President and Chief Executive Officer